EXHIBIT 99.1

Company Contact:	Investor Relations Contact:
Steven G. Mihaylo, CEO	Becky Herrick
iMergent, Inc.	Lippert/Heilshorn & Assoc.
801.431.4695	415.433.3777
Stevemihaylo@imergentinc.com	bherrick@lhai.com

iMergent Announces Board and Management Changes

OREM, Utah, December 11, 2008 - iMergent, Inc., (AMEX: IIG) a leading provider of eCommerce software for small businesses and entrepreneurs, announced Brandon Lewis resigned as the company’s president and chief operating officer, effective March 9, 2009. Lewis also resigned as a director effective immediately, and the board will consist of six members.

“I am very appreciative of Brandon’s years of dedicated service to iMergent,” stated Steven G. Mihaylo, CEO of iMergent. “His commitment and vision were instrumental in iMergent’s development and growth over the past several years. I wish him all the best in his future endeavors.”

About iMergent

iMergent provides eCommerce solutions to entrepreneurs and small businesses enabling them to market and sell their business products or ideas via the Internet. Headquartered in Orem, Utah, the company sells its proprietary StoresOnline software and training services, which help users build successful Internet strategies to market products, accept online orders, analyze marketing performance, and manage pricing and customers. In addition to software, iMergent offers website development, web hosting and marketing products. iMergent typically reaches its target audience through a concentrated direct marketing effort to fill Preview Sessions, in which a StoresOnline expert reviews the product opportunities and costs as well as offers StoresOnline Express for sale. These sessions lead to a follow-up Workshop Conference, where product and technology experts train potential users on the software and sell upgrades to StoresOnline Pro and StoresOnline Platinum. iMergent, Inc. and StoresOnline are trademarks of iMergent, Inc.